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                            SCHEDULE 14A INFORMATION

                   CONSENT STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by registrant / /

Filed by a party other than the registrant /x/           / /  Confidential,
                                                              for Use of the
                                                              Commission Only
Check the appropriate box:                                    (as permitted by
/ / Preliminary consent statement                             Rule 14a-6(e)(2))

/ / Definitive consent statement

/ / Definitive additional materials

/X/ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                           RJR NABISCO HOLDINGS CORP.
                 ----------------------------------------------
                (Name of Registrant as Specified in its Charter)


                                BROOKE GROUP LTD.
                   ------------------------------------------
                  (Name of Person(s) Filing Consent Statement)

                                 ---------------

Payment of filing fee (Check the appropriate box):

/ / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       (4) Proposed maximum aggregate value of transaction:
       (5) Total fee paid:

/x/ Fee paid previously with preliminary materials.

                                 ---------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid: ____________

(2)      Form, schedule or registration statement no.: _____________

(3)      Filing party: ____________________

(4)      Date filed: _________________

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FOR IMMEDIATE RELEASE

                              Contact: George Sard/Anna Cordasco/Paul Caminiti Sard Verbinnen & Co
                                         212/687-8080




                  BROOKE GROUP PROPOSES NEW BOARD OF DIRECTORS
                      FOR RJR NABISCO'S 1996 ANNUAL MEETING

             -------------------------------------------------------

     MIAMI, FL, November 21, 1995 -- Brooke Group Ltd. (NYSE: BGL) announced today that it has proposed a new slate of directors to replace the existing RJR Nabisco (NYSE: RN) Board at the 1996 Annual Meeting of Shareholders. The Board proposed by Brooke would be committed to effecting an immediate tax-free spinoff of the Nabisco (NYSE: NA) food business to RJR Nabisco shareholders.

     Brooke Group previously announced that it has entered into a binding agreement with Carl Icahn who has agreed to support Brooke's efforts. Brooke and its affiliates and Icahn together currently hold approximately 13 million RJR Nabisco shares or 4.8% of the Company's outstanding stock.

     Brooke Group previously announced that it has filed preliminary consent solicitation materials with the Securities and Exchange Commission asking fellow shareholders to support an immediate spinoff of Nabisco to RJR Nabisco shareholders and to rescind, among others, a by-law change the RJR Nabisco Board recently made in secrecy that eliminated the previous right of shareholders to call special meetings. Brooke intends to begin soliciting consents from RJR Nabisco shareholders as soon as it clears SEC comments on its solicitation materials.

     Brooke Group has proposed the following nine candidates for the RJR Nabisco
Board:

     Arnold I. Burns, 65, a Senior Partner at Proskauer Rose Goetz & Mendelsohn, a New York law firm. Burns was the Associate Attorney General at the United States Department of Justice in 1986 and the Deputy Attorney General from 1986 to 1988. Prior to joining the Justice Department, Burns practiced law at the firm of Burns Summit Rovins & Feldesman, where he was a founding partner. He is formerly Chairman and currently Vice Chairman of the Board of Directors of Freedoms Foundation at Valley Forge. Burns is also Vice Chairman of the Board of Governors of the Boys and Girls Clubs of America.

     Rouben V. Chakalian, 59, President and Chief Executive Officer of Liggett Group Inc., the fifth largest manufacturer of cigarettes in the United States, and a wholly owned subsidiary of Brooke Group. Chakalian has been affiliated with Liggett Group and its parent Brooke Group since 1991, when he began working as a consultant on international cigarette markets, focusing predominantly on the former Soviet Union. Chakalian is a seasoned tobacco industry manager who worked for R.J. Reynolds Industries Inc. for 16 years, where he served as Executive Vice President of R.J. Reynolds Tobacco International, among other positions. Chakalian also worked as a Senior Vice President for the then R.J. Reynolds wine and spirits subsidiary, Heublein Inc., which is now a subsidiary of Grand Metropolitan PLC of Great Britain. He has also served as the Associate Dean at San Francisco State University Business School.

     Robert L. Frome, 55, Senior Partner in Olshan Grundman Frome & Rosenzweig, a New York law firm specializing in corporate and securities law. Frome has published numerous articles in the New York Law Journal and other publications on a variety of topics, including shareholders' rights, the liabilities and remedies of officers and directors of publicly traded companies, the business judgment rule, initial public offerings, private placements and initiatives for small businesses. Frome currently serves on the boards of a number of companies, including Healthcare Services Group, Inc., the nation's leading provider of housekeeping services to long-term care facilities, and VTX Electronics, Inc., a fabricator and distributor of cable and connectors used in computer and communication equipment.

     Richard J. Lampen, 42, Executive Vice President and General Counsel of New Valley Corporation, in which Brooke Group holds a substantial equity interest. Until recently, Lampen was a Partner in Steel Hector & Davis, a law firm based in Miami, where he served as Co-Chairman of the firm's Corporate Department. Previously, Lampen spent six years at Salomon Brothers Inc, a leading investment banking firm, most recently as Managing Director and a senior member of the firm's Leveraged Finance Group. Lampen has served as a director of a number of companies, including U.S. Can Corporation and The International Bank of Miami, N.A., as well as a court-appointed independent director of Trump Plaza Funding, Inc. He is a member of the Board of Directors of the Epilepsy Foundation of South Florida, the Miami Youth Museum and the University of Miami Citizens Board. Lampen is a member of the Florida Bar and has served as Chairman of its Securities Law Committee.

     Bennett S. LeBow, 57, Chairman, President and Chief Executive Officer of Brooke Group Ltd., a holding company which controls Liggett Group, Inc., tobacco and real estate operations in the former Soviet Union and which holds a substantial equity interest in New Valley Corporation. LeBow has held these positions since June 1990 and has served as a Director of Brooke Group since 1986. He is the majority shareholder of Brooke Group. LeBow is Chairman and Chief Executive Officer of New Valley Corporation and a Director of Liggett Group.

     Barry W. Ridings, 43, Managing Director of Alex. Brown & Sons., a leading investment banking firm. Ridings manages the firm's Restructuring Group and is active in the firm's mergers and acquisitions, and public debt activities. Ridings was previously a Managing Director of Drexel Burnham Lambert. Prior to that, he was a limited partner at Bear Stearns & Co. Ridings serves as a director of a number of companies, including Greenman Bros., which operates specialty toy stores; New Valley Corporation; Norex America, a company with interests in oil, gas and shipping; SubMicron Systems, a manufacturer of semiconductor fabrication equipment; Telemundo Group, a Spanish-language television network; and TransCor Waste Services Corp., a waste management company.
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                                       3

     William H. Starbuck, 61, ITT Professor of Creative Management in the Stern School of Business at New York University. Starbuck has written extensively on a variety of business topics, including accounting, organizational design, the corporate environment, how organizations learn, strategic change, adaptive design, entrepreneurship and organization, employee performance and coping with industrial crises. He is a member of the editorial boards of numerous publications, including the Journal of Management Inquiry, the Journal of Management Studies, the British Journal of Management and Accounting, Management and Information Technologies. Starbuck is a member of the Board of Governors of the Academy of Management and is currently serving as the Academy's Vice Chairman and Program Chair.

     Peter Strauss, 63, independent consultant in the consumer package goods area, primarily in the tobacco and confectionery industries, where he has 37 years of experience. An expert in sales, marketing and trade relations, Strauss previously held the position of Senior Vice President, Trade Marketing and International Operations, at The American Tobacco Company, which was merged with Brown & Williamson Tobacco Corporation, the U.S. subsidiary of B.A.T., in 1994. While at American Tobacco, Strauss spearheaded the company's entry into the deep discount cigarette category, in addition to reorienting the company's approach to international markets by forming alliances with local sales and marketing organizations through which the company's products would be sold. Strauss spent 28 years as an employee of the Culbro Corporation, a manufacturer of tobacco and distributor of tobacco, candy and miscellaneous consumer products, where he held a variety of positions, including Executive Vice President of General Cigar Co., Inc., President and Chief Executive Officer of Metropolitan Distribution Services, Inc. and President and Chief Executive Officer of The Seneco Company. In 1984, Strauss was elected into the Tobacco Industry Hall of Fame. In 1995, he was elected Dean of Industry by the American Wholesale Marketers Association.

     Frederick W. Zuckerman, 61, Partner in the investment banking firm, Zuckerman & Firstenberg, of which he was a founder. Zuckerman has extensive management experience in Fortune 500 companies. He is former Vice President and Treasurer of International Business Machines Corporation, former Senior Vice President and Treasurer of RJR Nabisco and former Vice President and Treasurer of Chrysler Corporation. Zuckerman played a significant role in the financial turn-arounds of both Chrysler and IBM, during his respective tenures at those companies. Zuckerman currently serves on the Board of a number of companies, including the Singapore Fund, Inc., a closed-end, non-diversified management company which invests primarily in Singapore equity securities; Japan Equity Fund, a closed-end, non-diversified investment company which invests in equity securities traded in Japan; Turner Corporation, the largest builder of office buildings in the United States; NVR Inc., the largest builder of housing in the Washington, D.C./Baltimore Metroplex area; Caere Corporation, a Silicon Valley designer and manufacturer of optical character readers; Meditrust, a healthcare REIT with properties throughout the United States; Olympic Financial Ltd., a buyer, securitizer and servicer of top-end auto loans; and Anacomp Inc., an information and image management company.

     Brooke Group is a holding company which controls Liggett Group Inc., tobacco and real estate operations in the former Soviet Union and has a substantial equity interest in New Valley Corporation.

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                                       4

     CERTAIN ADDITIONAL INFORMATION: Brooke Group Ltd. ("Brooke Group") will be soliciting consents for the proposals set forth in its Preliminary Consent Statement currently on file with the Securities and Exchange Commission. The following persons may be deemed to be participants in the solicitation by Brooke
Group: Brooke Group, BGLS Inc. ("BGLS"), Bennett S. LeBow, Andrew E. Balog, Marc
N. Bell, Robert J. Eide, Karen Eisenbud, J. Bryant Kirkland, III, Richard J. Lampen, Howard M. Lorber, Robert M. Lundgren, Jeffrey S. Podell and Gerald E. Sauter. Brooke Group beneficially owns 200 shares of RJR Nabisco Common Stock. Brooke Group beneficially owns 100% of the outstanding capital stock of BGLS, which beneficially owns 100% of outstanding capital stock of Liggett. Liggett beneficially owns 200 shares of RJR Nabisco Common Stock and 1,000 shares of Class A Common Stock of Nabisco Holdings Corp. In addition, BGLS directly and indirectly owns 618,326 Class A Senior Preferred Shares, 250,885 Class B Preferred Shares and 79,794,229 Common Shares, or approximately 56% of the outstanding Class A Senior Preferred Shares, 9% of the Class B Preferred Shares and 42% of the Common Shares, of New Valley Corporation, which owns all of the outstanding capital stock of ALKI Corp., which beneficially owns 4,892,550 shares of RJR Nabisco Common Stock, or approximately 1.8% of the outstanding RJR Nabisco Common Stock. Bennett S. LeBow, who is Chairman of the Board, President and Chief Executive Officer of Brooke Group, BGLS and ALKI, may be deemed to be the beneficial owner of 10,521,208 shares of common stock of Brooke Group, or approximately 56.8% of Brooke Group's outstanding common stock. Mr. Lampen currently beneficially owns 2,000 shares of RJR Nabisco Common Stock. To the best of Brooke Group's knowledge, none of the other persons who may be deemed participants currently own any shares of RJR Nabisco stock.